Exhibit 99.1

Thor Announces Regular Quarterly Dividend

ELKHART, Ind.--(BUSINESS WIRE)--June 18, 2018--Thor Industries, Inc. (NYSE:THO) today announced that its Board of Directors approved, at their June 18, 2018 meeting, the payment of a regular quarterly dividend of $0.37 per share.

The regular dividend is payable on July 16, 2018, to shareholders of record at the close of business on July 2, 2018.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

CONTACT:
Thor Industries, Inc.
Bruce J. Byots
Senior Director of Investor Relations
(574) 970-7912
bbyots@thorindustries.com